Exhibit 1.1

Registre de Commerce et des Sociétés

Numéro RCS : B268440

Référence de dépôt : L240149363

Déposé et enregistré le 16/07/2024

Moolec Science SA

Société anonyme

Siège social : 17, Boulevard F.W. Raiffeisen, L - 2411 Luxembourg

R.C.S. Luxembourg B 268440

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STATUTS COORDONNES à la date du 23 mai 2024

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CHAPTER I. FORM, NAME, REGISTERED OFFICE, OBJECT, DURATION

Article 1. Form, Name

A société anonyme (the “Company”) is governed by the laws of the Grand Duchy of Luxembourg, in particular the law of 10 August 1915 on commercial companies, as amended (the “Laws”) and by these articles of association (the “Articles of Association”).

The Company exists under the name of “Moolec Science SA”.

Article 2. Registered Office

The Company will have its registered office in the City of Luxembourg.

The registered office may be transferred to any other place within the Grand Duchy of Luxembourg by a resolution of the Board of Directors (as defined below). The Board of Directors shall arrange that the Articles of Association are amended to reflect such transfer.

Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the Board of Directors.

In the event that, in the view of the Board of Directors, extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with this office or between this office and persons abroad, the Company may temporarily transfer the registered office abroad, until the complete cessation of these abnormal circumstances. These temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a company governed by the Laws. These temporary measures will be taken and notified to any interested parties by the Board of Directors.

Article 3. Object

The object of the Company is the acquisition, holding and disposal of interests in Luxembourg and/or in foreign companies and undertakings, as well as the administration, development and management of such interests.

The Company may provide loans and financing in any other kind or form or grant guarantees or security in any other kind or form, for the benefit of the companies and undertakings forming part of the group of which the Company is a member.

The Company may also invest in real estate, in intellectual property rights or any other movable or immovable assets in any kind or form.

The Company may borrow in any kind or form and issue bonds, notes or any other debt instruments as well as warrants or other share subscription rights.

In a general fashion, the Company may carry out any commercial, industrial or financial operation, which it may deem useful in the accomplishment and development of its object.

Article 4. Duration

The Company is formed for an unlimited duration.

CHAPTER II. CAPITAL, SHARES

Article 5. Share Capital

The Company’s share capital is set at three hundred eighty-five thousand six hundred thirty-seven United States dollars and sixty-eight cents (USD 385,637.68), represented by thirty-eight million five hundred sixty-three thousand seven hundred sixty-eight (38,563,768) shares with a nominal value of one cent (USD 0.01) each (the “Shares”).

In addition to the share capital, a premium account may be established to record any premium paid on any Share in addition to its nominal value. The premium account shall constitute a distributable reserve and may notably be used for the payment of the price for any Shares which the Company may repurchase from its shareholder(s), to offset any net realised losses, to make distributions to the shareholder(s) or to allocate funds to the legal reserve.

Distributable reserve accounts may be established to record contributions to the Company made by existing shareholders without issuance of Shares. Any such reserve shall constitute a distributable reserve and may notably be used to provide for the payment of the price of any Shares which the Company may repurchase from its shareholder(s), to offset any net realised losses, to make distributions to the shareholder(s) or to allocate funds to the legal reserve.

Article 6. Authorised Capital – Free Shares

The authorised capital of the Company (excluding the issued share capital) is set at five billion United States dollars (USD 5,000,000,000.-) divided into five hundred billion (500,000,000,000) Shares with a nominal value of one cent (USD 0.01) each.

The Board of Directors is authorised, up to the maximum amount of the authorised capital, to (i) increase the issued share capital in one or several tranches with or without share premium, against payment in cash or in kind, by conversion of claims on the Company or in any other manner; (ii) issue subscription and/or conversion rights in relation to new shares or instruments within the limits of the authorised capital under the terms and conditions of warrants (which may be separate or linked to Shares, bonds, notes or similar instruments issued by the Company), convertible bonds, notes or similar instruments; (iii) determine the place and date of the issue or successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares and instruments and (iv) remove or limit the statutory preferential subscription right of the shareholders.

The Board of Directors may authorise any person to accept on behalf of the Company subscriptions and receive payment for Shares or instruments issued under the authorised capital.

The Board of Directors is further authorised to make an allotment of existing or newly issued shares without consideration to the following persons:

(a)	employees of the Company or certain categories amongst those;

(b)	employees of companies or economic interest grouping in which the Company holds directly or indirectly at least fifty per cent (50%) of the share capital or voting rights;

(c)	employees of companies or economic interest grouping in which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty per cent (50%) of the share capital of the Company;

(d)	members of the corporate bodies of the Company or of the companies or economic interest grouping listed in point (b) to (c) above or certain categories amongst those.

The above authorisations are valid for a period ending five (5) years after the latest of (i) the date of the deed of incorporation of the Company or (ii) the date of the deed enacting the renewal of such authorisations. The above authorisations may be renewed, increased or reduced by a resolution of the General Meeting voting with the quorum and majority rules set for the amendment of the Articles of Association. The shares to be issued upon exercise or conversion of any warrants (which may be separate or linked to Shares, bonds, notes or similar instruments issued by the Company), convertible bonds, notes or similar instruments may be issued beyond the initial authorised capital period of five (5) years as long as such instruments were issued within the relevant initial authorized capital period of five (5) years.

Following each increase of the issued share capital in accordance with this Article 6, Article 5 will be amended so as to reflect the capital increase. Any such amendment will be recorded in a notarial deed upon the instructions of the Board of Directors or of any person duly authorised by the Board of Directors for this purpose.

Article 7. Increase and Reduction of Capital – Acquisition of own Shares

The share capital and/or authorised capital of the Company may be increased or reduced by a resolution of the General Meeting adopted in compliance with the quorum and majority rules set for the amendment of the Articles of Association.

The new shares to be subscribed for by contribution in cash will be offered by preference to the existing shareholders in proportion to the part of the capital which those shareholders are holding. The Board of Directors shall determine the period within which the statutory preferential subscription rights (“PSRs”) shall be exercised (the “Subscription Period”) and the PSRs shall be freely negotiable during the Subscription Period. If, at the end of the Subscription Period, not all PSRs have been exercised, the PSRs shall immediately lapse and the Board of Directors may decide that any person (including third parties) may participate in the capital increase by subscribing to the shares which have not been subscribed through the exercise of PSRs during the Subscription Period.

Notwithstanding the above, the Board of Directors, within the limit of the authorisation under Article 6 or, the General Meeting, voting in compliance with the quorum and majority rules set for any amendment of the Articles of Association may limit or withdraw the PSRs.

The Company may acquire or repurchase Shares.

Article 8. Shares

8.1	Each Share entitles to one (1) vote.

8.2	A shareholder may individually undertake not to exercise, permanently or temporarily, all or part of its voting rights. Such a waiver binds the relevant shareholder and the Company as from its notification to the Company.

8.3	The rights and obligations attached to all Shares shall be identical except to the extent otherwise provided by the Articles of Association or by the Laws.

8.4	The co-owners of Shares must be represented towards the Company by one (1) joint representative, whether appointed amongst them or not.

8.5	The Shares will be in the form of registered shares only.

8.6	A register of shares shall be kept by the Company at its registered office, where it shall be available for inspection by any shareholder. This register shall contain the precise designation of each shareholder and the indication of the number of Shares held, the indication of the payments made on the Shares as well as the transfers of Shares and the dates thereof. Ownership of shares will be established by inscription in the said register or in the event separate registrars have been appointed pursuant to Article 8.8, in such separate register(s).

8.7	The Company may appoint registrars in different jurisdictions who may each maintain a separate register for the Shares entered therein. Shareholders may elect to be entered into one of these registers and to transfer their Shares to another register so maintained. The Board of Directors may however impose transfer restrictions for Shares in compliance with the requirements of the jurisdiction applicable to the Shares at that time. A transfer to the register kept at the Company’s registered office may always be requested.

8.8	Subject to the provisions of Articles 8.10 and 8.11, the Company may consider the person in whose name the Shares are registered in the register of shareholders as the full owner of such Shares. In the event that a holder of Shares does not provide an address in writing to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register of shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder in writing. The holder may, at any time, change his address as entered in the register of shareholders by means of written notification to the Company.

8.9	The Shares may be held by a holder through a securities settlement system or a Depositary (as this term is defined below). The holder of Shares held in such fungible securities accounts has the same rights and obligations as if such holder held the Shares directly. The Shares held through a securities settlement system or a Depositary shall be recorded in an account opened in the name of the holder and may be transferred from one account to another in accordance with customary procedures for the transfer of securities in book-entry form. However, the Company will make dividend payments, if any, and any other payments in cash, shares or other securities, if any, only to the securities settlement system or Depositary recorded in the register of shareholders or in accordance with the instructions of such securities settlement system or Depositary. Such payment will grant full discharge of the Company’s obligations in this respect.

8.10	All communications and notices to be given to a registered shareholder shall be deemed validly made if made to the latest address communicated by the shareholder to the Company in accordance with Article 8.8 or, if no address has been communicated by the shareholder, the registered office of the Company or such other address as may be so entered by the Company in the register from time to time according to Article 8.8.

8.11	Where Shares are recorded in the register of shareholders in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book-entry interests in the accounts of a professional depositary or any sub-depositary (any depositary and any sub-depositary being referred to as a “Depositary”), the Company – subject to having received from the Depositary a certificate (or such other document as accepted by the Company) in proper form – will permit the Depositary of such book-entry interests to exercise the rights attaching to the Shares corresponding to the book-entry interests of the relevant holder, including receiving notices of general meetings, admission to and voting at general meetings, and shall consider the Depositary to be the holder of the Shares corresponding to the book-entry interests for purposes of this Article 8 of the present Articles of Association. The Board of Directors may determine the formal requirements with which such certificates (or such other document as accepted by the Company) must comply and the exercise of the rights in respect of such Shares may in addition be subject to the internal rules and procedures of the securities settlement system.

8.12	Any person who is required to report ownership of Shares on Schedule 13D or 13G pursuant to Rule 13d-1 or changes in such ownership pursuant to Rule 13d-2, each as promulgated by the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended, must notify the Company’s Board of Directors promptly following any reportable acquisition or disposition, and in no event later than the filing date of such Schedule 13D or 13G, of the proportion of Shares held by the relevant person as a result of the acquisition or disposal.

Article 9. Transfer of Shares

The Shares are freely transferable in accordance with the provisions of the Law, subject to any contractual restrictions or restrictions on transfer under applicable securities laws of any jurisdiction to which the Shares are subject.

Without prejudice to the conditions for transfer by book entries provided for in Article 8.10 of these Articles of Association, any transfer of Shares will be registered in the register of shares by a declaration of transfer entered into the register of shares, dated and signed by the transferor and the transferee or by their representative(s) as well as in accordance with the rules on the transfer of claims laid down in article 1690 of the Luxembourg Civil Code. Furthermore, the Company may accept and enter into the register of shares any transfer referred to in any correspondence or other document recording the consent of the transferor and the transferee.

Ownership of a Share carries implicit acceptance of the Articles of Association and of the resolutions validly adopted by the General Meeting.

A transfer of Shares in breach of provisions of the Articles of Association shall be null and void.

Article 10. Incapacity, Death, Suspension of Civil Rights, Bankruptcy or Insolvency of a shareholder

The incapacity, death, suspension of civil rights, bankruptcy, insolvency, liquidation, or any other similar event affecting one or more shareholder(s) does not put the Company into liquidation.

CHAPTER III. BOARD OF DIRECTORS, AUDITORS

Article 11. Board of Directors

The Company shall be managed by a board of directors (the “Board of Directors”).

The Board of Directors shall be composed of not less than five (5) members (the “Directors”), who may but do not need to be shareholders of the Company themselves.

If and as long as the Company has only one (1) shareholder, the Board of Directors may comprise one (1) Director only.

Each Director will be appointed by the General Meeting by a simple majority of votes cast. The General Meeting shall determine the number of Directors and the duration of their mandate. The resolutions of the General Meeting approving the appointment of a Director shall require a separate vote for each individual candidate Director.

The duration of the mandate of any Directors appointed shall be determined so as not to exceed the date of the annual general meeting of shareholders of the Company approving the annual accounts of the next financial year following their appointment.

Each Director is eligible for re-appointment for successive terms and may be removed at any time, with or without cause by a resolution of the General Meeting.

In the event of a vacancy on the Board of Directors, the remaining Directors may elect by co-optation a new Director to fill such vacancy until the next General Meeting, which shall ratify such co-optation or elect a new Director instead.

Article 12. Powers of the Board of Directors

The Board of Directors is vested with the broadest powers to perform all acts necessary or useful to accomplish the Company’s object.

All powers not expressly reserved by the Articles of Association or by the Laws to the General Meeting or to the Auditor(s) (as defined below) shall be within the competence of the Board of Directors.

Article 13. Delegation of Powers - Representation of the Company

The Board of Directors may delegate the daily management of the Company and the representation of the Company for that daily management to one or more persons or committees of its choice.

The Board of Directors may create one or several committees. The composition and the powers of such committee(s), the terms of the appointment, removal, remuneration and duration of the mandate of its/their members, as well as its/their rules of procedure are determined by the Board of Directors. The Board of Directors shall be in charge of the supervision of the activities of the committee(s).

The Board of Directors may also grant other special powers of attorney or entrust permanent or temporary tasks to one or more persons of its choice. Such persons shall exercise the tasks entrusted to them under the supervision of the Board of Directors.

The remuneration and other benefits granted to the person(s) to whom the daily management has been delegated must be reported annually by the Board of Directors to the General Meeting.

The Company will be bound towards third parties by the individual signature of the sole Director or by the joint signatures of any three (3) Directors.

The Company will further be bound towards third parties by the joint signatures or single signature of any person(s) to whom the daily management of the Company has been delegated, for that daily management, or by the joint signatures or sole signature of any person(s) to whom any special power of attorney has been granted, but only within the limits of that special power of attorney.

Article 14. Meetings of the Board of Directors

The Board of Directors may appoint from among its members a chairperson (the “Chairperson”).

The Board of Directors will meet upon call by the Chairperson or by any Director in accordance with the provisions of this Article 14.

The Chairperson will preside over all meetings of the Board of Directors, except that in the absence of the Chairperson, the Board of Directors may appoint another Director as chairperson for the relevant meeting by a majority of the votes of the Directors present or represented at such meeting.

Except in case of urgency or with the prior consent of all those entitled to attend, which consent shall be recorded in the minutes of the meeting at least forty-eight (48) hours’ written notice of meetings of the Board of Directors shall be given in writing and transmitted by any means of communication allowing for the transmission of a written text. Any such notice shall specify the time and the place of the meeting, as well as the agenda and the nature of the business to be resolved upon. The notice may be waived by properly documented consent of each Director which consent shall be recorded in the minutes of the meeting. No separate notice is required for meetings held at times and places specified in a time schedule previously adopted by resolution of the Board of Directors.

The meetings of the Board of Directors shall be held in the Grand Duchy of Luxembourg or at such other place as the Board of Directors may from time to time determine.

Any Director may be represented at any meeting of the Board of Directors by appointing in writing, transmitted by any means of communication allowing for the transmission of a written text, another Director as his proxy. Any Director may represent one or more Directors.

The quorum for a valid meeting of the Board of Directors shall be the presence or the representation of at least half (1/2) of the Directors.

When the rules of a foreign stock exchange require that, at least once a year, only independent directors of the Company may hold a meeting of the Board of Directors, the quorum required for a meeting of the Board of Directors can be disregarded and the independent directors must all be present or represented at such meeting. The independent directors may appoint a chairman pro tempore at such meetings.

Resolutions of the Board of Directors in a meeting will be taken by a majority of the votes of the Directors present or represented at such meeting. The Chairperson shall have no casting vote in case of a tie.

Directors may participate in a meeting by conference call, videoconference or any other similar means of communication enabling thus several persons participating therein to simultaneously communicate with each other on a continuous basis. A meeting held using such means of communication is deemed to have taken place at the Company’s registered office.

A written resolution, signed by all the Directors and transmitted by any means of communication allowing for the transmission of a written text, is proper and valid as though it had been adopted at a meeting of the Board of Directors which was duly convened and held. Such a resolution may be documented in a single document or in several separate documents having the same content and each of them signed by one or several Directors. A written resolution passed in this way is deemed to have been taken at the Company’s registered office.

Article 15. Resolutions of the Board of Directors

The resolutions of the Board of Directors shall be recorded in writing.

The minutes of any meeting of the Board of Directors will be signed by the Chairperson or the chairperson of the meeting or by any three (3) Directors.

Copies or extracts of written resolutions or minutes, to be produced in judicial proceedings or otherwise, may be signed by the sole Director or by any three (3) Directors acting jointly.

In case of a sole Director, resolutions shall be documented in writing and signed by the sole Director.

Article 16. Management Fees and Expenses

Subject to approval by the General Meeting, Directors may receive a management fee for their management of the Company and may, in addition, be reimbursed for all other expenses whatsoever incurred by the relevant Director in relation to the management of the Company.

Article 17. Conflicts of Interest

If any Director has or may have a direct or indirect financial interest in any transaction which requires the approval of the Board of Director(s), that Director shall disclose that interest to the Board of Directors and shall not take part of any deliberation or vote on any such transaction.

Such transaction and such Director’s interest shall be disclosed in a special report to the next General Meeting before any resolution is passed.

In case of a sole Director, record is kept in writing of the transactions where the sole Director has such direct or indirect financial interest.

Where, due to a conflict of interests, the number of Directors required to be present or represented for a valid quorum is not reached, the Board of Directors may defer the decision to the General Meeting.

The foregoing paragraphs do not apply if the relevant transaction falls within the ordinary course of business of the Company and is entered into at arm’s length under market conditions.

No transaction between the Company and any other party shall be affected or invalidated by the mere fact that a Director (or any one of its directors, managers, officers or employees) is a director, manager, associate, member, shareholder, officer or employee of that other party. Any person related as described above to any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation, be automatically prevented from considering, voting or acting upon any matters with respect to such contract or other business.

The provisions of this article apply mutatis mutandis to the persons to whom the Board of Directors has delegated the daily management of the Company, except that in case the Board of Directors has delegated the daily management of the Company to a single person, the decision shall be deferred to the Board of Directors.

Article 18. Directors’ Liability; Indemnification

Directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in below and mandatory provisions of law, every person who is, or has been, a Director or officer of the Company (and his or her heirs, executors and administrators) shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder or creditor and by which he is not entitled to be indemnified, and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

No indemnification shall be provided to any Director, officer or shareholder (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board of Directors.

The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.

Article 19. Confidentiality

Even after cessation of their mandate or function, any Director, as well as any person who is invited to attend a meeting of the Board of Directors, shall not disclose information on the Company, the disclosure of which may have adverse consequences for the Company, unless such divulgation is required (i) by a legal or regulatory provision applicable to sociétés anonymes or (ii) for the public benefit.

Article 20. Auditors

The auditing of the Company may be entrusted to one or several auditors (commissaires) (the “Auditors”).

When so required by the Laws, the auditing of the Company must be entrusted to one or several approved statutory auditors (réviseurs d’entreprises agréés) (“Réviseurs”). When a Réviseur is appointed, no Auditor needs to be appointed.

The Auditors or Réviseurs, if any, will be appointed by the General Meeting, which will determine the number of Auditors or Réviseurs and the duration of their mandate. Each of them is eligible for reappointment. Unless otherwise provided by the Laws, they may be removed at any time, with or without cause, by a resolution of the General Meeting.

CHAPTER IV. GENERAL MEETING

Article 21. Powers of the General Meeting

The general meeting of shareholders (the “General Meeting”) shall have such powers as are vested in it pursuant to the Articles of Association and the Laws.

Article 22. Annual General Meeting

An annual General Meeting shall be held in the Grand Duchy of Luxembourg within six (6) months of the end of the preceding financial year, except for the first annual General Meeting which may be held within eighteen (18) months from incorporation.

Article 23. Other General Meetings

The Board of Directors or the Auditor(s) (if any) may convene General Meetings (in addition to the annual General Meeting). Such meetings must be convened if shareholders representing at least ten per cent (10%) of the Company’s share capital so require.

General Meetings, including the annual General Meeting, will be held at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg, and may be held abroad if, in the judgement of the Board of Directors, circumstances of force majeure so require.

Article 24. Notice of General Meetings

The shareholders shall meet in a General Meeting upon issuance of a convening notice in accordance with the Laws which shall specify the time and the place of the General Meeting as well as the agenda and the nature of the business to be resolved upon at the relevant General Meeting. The agenda for a General Meeting shall also describe any proposed changes to the Articles of Association and, if applicable, set out the text of those changes affecting the object or form of the Company. If the Shares are listed on a foreign stock exchange, the requirements of such foreign stock exchange applicable to the Company shall additionally be complied with.

If the Shares are listed on a foreign stock exchange, all shareholders of the Company (for the avoidance of doubt, including any registered shareholder, any Depositary and, without prejudice to any requirements as set out in any other provision of these Articles of Association, any holder of Shares) are entitled to be admitted to any General Meeting, provided, however, that the Board of Directors may determine a date and time preceding the General Meeting as the record date for admission to such meeting, which may not be less than five (5) calendar days before the date of such meeting (the “Record Date”).

Shareholders holding individually or collectively at least ten (10) per cent of the issued share capital of the Company, may request the addition of one or several new items on the agenda of the General Meeting. This right shall be exercised upon request of the shareholders in writing submitted to the Company by registered letter at the address of the registered office of the Company. The requests shall include the details requested in the convening notice. The requests from the shareholders shall be received by the Company no later than five (5) calendar days before the General Meeting.

Article 25. Attendance - Representation

Each shareholder is entitled to attend and speak at any General Meeting.

A shareholder may be represented at any General Meeting by another person (who does not need to be a shareholder) appointed in writing (transmitted by any means of communication allowing for the transmission of a written text) as a proxyholder by the shareholder. A proxyholder may represent more than one (1) shareholder.

Shareholders taking part in a meeting by conference call, through video conference or by any other means of communication allowing for their identification, allowing all persons taking part in the meeting to hear one another on a continuous basis and allowing for an effective participation of all such persons in the meeting, are deemed to be present for the computation of the quorums and votes, subject to such means of communication being made available at the place of the meeting. A General Meeting held in this way is deemed to have taken place at the Company’s registered office.

Article 26. Proceedings

Any General Meeting shall be presided over by the Chairperson or, in the absence of the Chairperson, by a person designated by the Board of Directors or, in the absence of such designation, by a resolution of the General Meeting.

The chairperson of the General Meeting shall appoint a secretary.

By resolution of the General Meeting one (1) scrutineer shall be appointed from the persons attending the General Meeting.

The chairperson, the secretary and the scrutineer together form the board of the relevant General Meeting.

In connection with each General Meeting, the Board of Directors is authorised to provide such rules of deliberations and such conditions for allowing shareholders to take part in the meeting as the Board of Directors deems appropriate.

Except to the extent inconsistent with the rules and conditions as adopted by the Board of Directors, the person presiding over the General Meeting shall have the power and authority to prescribe such additional rules and conditions and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules and conditions, whether adopted by the Board of Directors or prescribed by the person presiding over the meeting, may include, in each case to the extent permitted by applicable law:

(a)	determining the order of business for the meeting;

(b)	rules and procedures for maintaining order at the meeting and the safety of those present;

(c)	limitations on attendance at or participation in the meeting to shareholders of record, their duly authorised and constituted attorneys or such other persons as the person presiding over the meeting shall determine;

(d)	restrictions on entry to the meeting after the time fixed for the commencement thereof; and

(e)	limitations on the time allotted to questions or comments by participants.

Article 27. Adjournment

Without limiting the generality of Article 26 and irrespective of the agenda, the Board of Directors may adjourn any General Meeting in accordance with the formalities and time limits stipulated for by the Law.

Such adjournment automatically cancels any resolution already adopted prior thereto.

The adjourned General Meeting has the same agenda as the first one. Shares and proxies regularly deposited in view of the first meeting remain validly deposited for the second one.

Article 28. Voting at General Meetings

An attendance list indicating the name of each shareholder and the number of Shares for which he votes is signed by or on behalf of each shareholder present or represented by proxy, prior to the start of the General Meeting.

The Board of Directors may in its sole discretion authorize each shareholder to vote at a General Meeting through a signed voting form sent by post, electronic mail, facsimile or any other means of communication to the Company’s registered office or to the address specified in the convening notice. Subject to such authorisation by the Board of Directors, the shareholders may only use voting forms provided by the Company which contain at least the date, place and time of the meeting, the agenda of the meeting and the text of the proposed resolutions. For each resolution, the form must contain three boxes allowing the shareholder to vote in favor thereof, against, or abstain from voting by ticking the appropriate box. For the avoidance of doubt, shareholders may not vote by voting forms where the Board of Directors has not authorised such voting method for a given General Meeting.

Voting forms which, for a proposed resolution, do not show (i) a vote in favor of the proposed resolution, (ii) a vote against the proposed resolution or (iii) an abstention from voting on the proposed resolution, are void with respect to such resolution. If a shareholder votes by means of a voting form, the voting form shall be deposited at the registered office of the Company or with an agent of the Company duly authorised to receive such voting forms. The Company shall only take into account voting forms received no later than three (3) business days prior to the date of the General Meeting to which they relate. The Board of Directors may set a shorter period for the submission of the voting forms.

If a shareholder votes by means of proxy, the proxy shall be deposited at the registered office of the Company or with an agent of the Company duly authorised to receive such proxies. The Company shall only take into account proxies received no later than three (3) business days prior to the date of the General Meeting to which they relate. The Board of Directors may set a shorter period for the submission of the proxies.

A holder of Shares held through the operator of a securities settlement system or with a Depositary wishing to attend a General Meeting must provide the Company with a certificate issued by such operator or Depositary certifying the number of Shares recorded in the relevant account on the Record Date. Such certificate must be provided to the Company no later than three (3) business days prior to the date of such general meeting. If such holder of shares votes by means of a proxy, Article 28 of these Articles of Association shall apply.

Resolutions the adoption of which is not subject to the quorum and the majority requirements for an amendment of the Articles of Association, shall be adopted, irrespective of the number of Shares represented, by a simple majority of votes cast.

For resolutions the adoption of which is subject to the quorum and majority requirements for an amendment of the Articles of Association, the quorum shall be at least one half (1/2) of all the Shares issued and outstanding and the resolutions shall be adopted by a two thirds (2/3rds) majority of the votes cast. If the said quorum is not reached at a first meeting, a second meeting may be convened and resolutions shall be adopted, irrespective of the number of Shares represented, by a two thirds (2/3rds) majority of the votes cast.

The resolutions of the General Meeting approving the appointment of a Director shall require a separate vote for each individual candidate Director.

Article 29. Minutes

The minutes of a General Meeting shall be signed by the members of the board of that General Meeting and may be signed by or on behalf of any shareholders, who so request.

CHAPTER V. FINANCIAL YEAR, FINANCIAL STATEMENTS, DISTRIBUTION OF PROFITS

Article 30. Financial Year

The Company’s financial year begins on the first day of July and ends on the last day of June of each calendar year.

Article 31. Adoption of Financial Statements

After the end of each financial year, the Board of Directors draws up the annual financial statements of the Company in accordance with the Laws.

The annual statutory and/or consolidated financial statements are submitted to the General Meeting for approval.

Each shareholder or his representative may also peruse the financial statements of the Company at the registered office of the Company.

Article 32. Distribution of Profits

From the annual net profits of the Company, at least five per cent (5%) shall each year be allocated to the reserve required by Laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to ten per cent (10%) of the amount of the share capital of the Company.

The General Meeting shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve in accordance with the previous paragraph, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholder(s), each Share entitling to the same proportion in such distributions.

Subject to the provisions of the Laws and in compliance with the provisions in the previous two paragraphs, the Board of Directors may resolve that the Company pays out an interim dividend to the shareholders. The Board of Directors shall set the amount and the date of payment of the interim dividend.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the Law and the Articles of Association.

CHAPTER VI. DISSOLUTION, LIQUIDATION

Article 33. Dissolution, Liquidation

The Company may be dissolved by a resolution of the General Meeting adopted in compliance with the quorum and majority rules set for any amendment of the Articles of Association.

Should the Company be dissolved, the liquidation will be carried out by the Board of Directors or such other person(s) (who may be physical persons or legal entities) appointed by the General Meeting. The General Meeting shall also determine the powers and the compensation (if any) of such other person(s).

After settlement of all the debts and liabilities of the Company, including the expenses of liquidation, the net liquidation proceeds shall be distributed to the shareholder(s) in compliance with the same preference as set out for dividend distributions.

In case the Company has only one (1) shareholder, it may also be dissolved without liquidation in accordance with article 1865bis of the Luxembourg Civil Code.

CHAPTER VII. APPLICABLE LAW

Article 34. Applicable Law

All matters not governed by the Articles of Association shall be determined in accordance with the Laws.

SUIT LA TRADUCTION FRANÇAISE DU TEXTE QUI PRECEDE :

CHAPITRE I. FORME, DÉNOMINATION, SIÈGE, OBJET, DURÉE

Article 1. Forme, Dénomination

Une société anonyme (la « Société » ) est régie par les lois du Grand-Duché de Luxembourg, en particulier la loi du 10 août 1915 concernant les sociétés commerciales, telle que modifiée (les « Lois ») et par ces statuts (les « Statuts »).

La Société existe sous la dénomination « Moolec Science SA ».

Article 2. Siège Social

Le siège social de la Société est établi dans la Ville de Luxembourg.

Le siège social peut être transféré à tout autre endroit du Grand-Duché de Luxembourg par une résolution du Conseil d’Administration (tel que défini-ci-dessous). Le Conseil d’Administration veillera à ce que les Statuts soient modifiés de manière à refléter un tel transfert.

Des succursales ou d’autres bureaux peuvent être établis soit au Grand-Duché de Luxembourg ou à l’étranger par une résolution du Conseil d’Administration.

Dans l’hypothèse où le Conseil d’Administration estime que des événements extraordinaires d’ordre politique, économique ou social sont de nature à compromettre l’activité normale de la Société à son siège social ou la communication aisée avec ce siège ou entre ce siège et l’étranger ou que de tels événements se sont produits ou sont imminents, la Société pourra transférer provisoirement le siège social à l’étranger jusqu’à cessation complète de ces circonstances anormales. Ces mesures provisoires n’auront aucun effet sur la nationalité de la Société, laquelle, nonobstant ce transfert provisoire du siège, demeurera régie par les Lois. Ces mesures provisoires seront prises et portées à la connaissance de tout intéressé par le Conseil d’Administration.

Article 3. Objet

La Société a pour objet l’acquisition, la détention et la cession de participations au Luxembourg et/ou dans toute société et/ou entreprise étrangère, ainsi que l’administration, la gestion et la mise en valeur de ces participations.

La Société peut fournir des prêts et financements sous quelque forme que ce soit ou consentir des garanties ou sûretés sous quelque forme que ce soit, au profit de sociétés et d’entreprises faisant partie du groupe de sociétés dont la Société fait partie.

La Société peut également investir dans l’immobilier, les droits de propriété intellectuelle ou tout autre actif mobilier ou immobilier sous quelque forme que ce soit.

La Société peut emprunter sous quelque forme que ce soit et procéder à l’émission d’obligations, de billets à ordre ou tout autre instrument de dette ainsi que des bons de souscription ou tout autre droit de souscription d’actions.

D’une façon générale, la Société peut effectuer toute opération commerciale, industrielle ou financière qu’elle estime utile à l’accomplissement et au développement de son objet.

Article 4. Durée

La Société est constituée pour une durée illimitée.

CHAPITRE II. CAPITAL, ACTIONS

Article 5. Capital Social

Le capital social de la Société est fixé à trois cent quatre-vingt-cinq mille six cent trente-sept dollars des Etats-Unis d’Amérique et soixante-huit centimes (USD 385.637,68), représenté par trente-huit millions cinq cent soixante-trois mille sept cent soixante-huit (38.563.768) actions d’une valeur nominale d’un centime (USD 0,01) chacune (les « Actions »).

En plus du capital social, un compte prime d’émission peut être établi sur lequel seront transférées toutes les primes d’émission payées sur les Actions en plus de la valeur nominale. Le compte prime d’émission constitue une réserve distribuable et peut être utilisé notamment pour régler le prix des Actions que la Société a rachetées à ses actionnaires, pour compenser toute perte nette réalisée, pour procéder à des distributions à l’/aux actionnaire(s) ou pour affecter des fonds à la réserve légale.

Les comptes prime d’émission peuvent être créés pour enregistrer les apports contribués à la Société par les actionnaires existants sans émission d’Actions. Les comptes prime d’émission constituent une réserve distribuable et peuvent être utilisés notamment pour payer les Actions que la Société pourrait racheter de son/ses actionnaire(s), pour compenser les pertes nettes réalisées, pour procéder à des distributions à l’/aux actionnaire(s) ou pour affecter des fonds à la réserve légale.

Article 6. Capital Autorisé – Actions Gratuites

Le capital autorisé de la Société (à l’exclusion du capital social émis) est fixé à cinq milliards de dollars des Etats-Unis d’Amérique (USD 5.000.000.000,-) divisé en cinq cent milliards (500.000.000.000) d’Actions ayant une valeur nominale d’un centime (USD 0,01) chacune.

Le Conseil d’Administration est autorisé, dans les limites du capital autorisé, à (i) augmenter le capital social émis en une ou plusieurs fois, avec ou sans prime d’émission, contre des apports en numéraire ou en nature, par conversion de créances de la Société ou de toute autre manière ;(ii) émettre des droits de souscription et/ou droits de conversion se rapportant à de nouvelles actions ou instruments dans les limites du capital autorisé conformément aux termes et conditions des bons de souscription (qui peuvent être séparés ou liés aux Actions, obligations, billets à ordre ou instruments similaires émis par la Société), d’obligations convertibles, de billets à ordre ou instruments similaires, (iii) fixer le lieu et la date de l’émission ou des émissions successives, le prix d’émission, les conditions de la souscription et de la libération des nouvelles actions et de ces instruments et (iv) supprimer ou limiter le droit de souscription préférentiel statutaire des actionnaires.

Le Conseil d’Administration peut autoriser toute personne à accepter, au nom de la Société, des souscriptions et de recevoir paiement pour des Actions ou instruments émis dans le cadre du capital autorisé.

Le Conseil d’Administration est en outre autorisé à attribuer des actions existantes ou nouvellement émises sans contrepartie aux personnes suivantes :

(a)	membres du personnel salarié de la Société ou certaines catégories d’entre eux ;

(b)	membres du personnel salarié des sociétés ou des groupements d’intérêt économique dont la Société détient directement ou indirectement cinquante pour cent (50%) au moins du capital social ou des droits de vote ;

(c)	membres du personnel salarié des sociétés ou des groupements d’intérêt économique dont cinquante pour cent (50%) au moins du capital ou des droits de vote sont détenus, directement ou indirectement, par une société détenant elle-même, directement ou indirectement, au moins cinquante pour cent (50%) du capital de la Société ; et

(d)	mandataires sociaux de la Société ou des sociétés ou groupements d’intérêt économique cités aux points (b) à (c) ci-dessus, ou de certaines catégories d’entre eux.

Les autorisations ci-dessus sont valables pendant une période se terminant cinq (5) ans après la dernière des dates (i) de l’acte de constitution de la Société ou (ii) de la date de l’acte actant le renouvellement desdites autorisations. Les autorisations ci-dessus peuvent être renouvelées, augmentées ou réduites par une résolution de l’Assemblée Générale votant aux conditions de quorum et de majorité exigées pour toute modification des Statuts. Les actions à émettre lors de l’exercice ou de la conversion de tout bon de souscription (qui peuvent être autonomes ou liés aux Actions, obligations, billets à ordre ou instruments similaires émis par la Société), d’obligations convertibles, de billets à ordre ou instruments similaires peuvent être émises au-delà de la période de capital autorisé initiale de cinq (5) ans à condition que ces instruments aient été émis pendant la période de capital autorisé initiale pertinente de cinq (5) ans.

A la suite de chaque augmentation du capital social émis conformément à cet Article 6, l’Article 5 sera modifié afin de refléter l’augmentation du capital. Une telle modification sera constatée dans un acte notarié sur instruction du Conseil d’Administration ou de toute personne dûment autorisée à cet effet par le Conseil d’Administration.

Article 7. Augmentation et Réduction du Capital - Acquisition d’Actions propres

Le capital social et/ou le capital autorisé de la Société peut être augmenté ou réduit, par une résolution de l’Assemblée Générale adoptée aux conditions de quorum et de majorité exigées pour toute modification des Statuts.

Les nouvelles actions à souscrire par apport en numéraire seront offertes par préférence aux actionnaires existants proportionnellement à la part du capital qu’ils détiennent. Le Conseil d’Administration fixera le délai pendant lequel les droits préférentiels de souscription statutaires (« DSP ») devront être exercés (la « Période de Souscription ») et les DSP seront librement négociables durant la Période de Souscription. Si, à la fin de la Période de Souscription, tous les DSP n’ont pas été exercés, les DSP expireront immédiatement et le Conseil d’Administration pourra décider que toute personne (y compris des personnes tierces) pourra participer à l’augmentation de capital en souscrivant aux actions qui n’ont pas été souscrites par l’exercice de DSP pendant la Période de Souscription.

Par dérogation à ce qui est dit ci-dessus, le Conseil d’Administration dans les limites de l’autorisation de l’Article 6 ou l’Assemblée Générale délibérant aux conditions de quorum et de majorité exigées pour toute modification des Statuts, peut limiter ou supprimer le DSP.

La Société peut acquérir ou racheter des Actions.

Article 8. Actions

8.1.	Chaque Action donne droit à une (1) voix.

8.2.	Un actionnaire peut individuellement décider de ne pas exercer, de manière temporaire ou permanente, tout ou partie de ses droits de vote. Une telle renonciation lie l’actionnaire concerné et la Société à compter de sa notification à la Société.

8.3.	Les droits et obligations inhérents à toutes les Actions sont identiques, sauf stipulation contraire des Statuts ou des Lois.

8.4.	Les copropriétaires d’Actions sont tenus de se faire représenter auprès de la Société par un (1) représentant commun désigné ou non parmi eux.

8.5.	Les Actions seront seulement nominatives.

8.6.	Un registre des actions devra être tenu par la Société à son siège social où il pourra être consulté par tout actionnaire. Ce registre contiendra la désignation précise de chaque actionnaire et l’indication du nombre de ses Actions, l’indication des paiements effectués sur ces Actions ainsi que les transferts des Actions avec leur date. La propriété des actions sera établie par l’inscription sur ledit registre ou dans le cas ou des teneurs de registres séparés ont été nommés conformément à l’Article 8.8, dans ce(s) registre(s) séparé(s).

8.7.	La Société peut nommer des teneurs de registre dans différentes juridictions qui pourront tenir chacun un registre séparé pour les Actions qui y seront inscrites. Les actionnaires pourront choisir d’être inscrits dans l’un des registres et de transférer leurs Actions dans un autre registre tenu de cette façon. Le Conseil d’Administration peut toutefois imposer des restrictions au transfert pour les Actions conformément aux exigences applicables dans les juridictions auxquelles les Actions seront soumises à ce moment. Un transfert dans le registre tenu au siège social de la Société peut toujours être demandé.

8.8.	Sous réserve des dispositions des Articles 8.10 et 8.11, la Société peut considérer la personne au nom de laquelle les Actions sont inscrites dans le registre des actionnaires comment étant le propriétaire unique desdites Actions. Dans le cas où un détenteur d’Actions n’a pas fourni par voie écrite d’adresse à laquelle toutes les notifications et communications de la Société pourront être envoyées, la Société pourra permettre l’inscription de cette information dans le registre des actionnaires et l’adresse de ce détenteur sera considérée comme étant au siège social de la Société ou à tout autre adresse que la Société pourra inscrire au fil du temps jusqu’à ce que ce détenteur ait fourni par écrit une adresse différente à la Société. Le détenteur peut modifier à tout moment son adresse figurant au registre des actionnaires au moyen d’une notification écrite faite à la Société.

8.9.	Les Actions peuvent être tenues par un porteur au travers d’un système de compensation ou d’un Dépositaire (tel que ce terme est défini ci-dessous). Le porteur d’Actions détenues au moyen de ces comptes de titres fongibles a les mêmes droits et obligations que si ce porteur détenait directement les Actions. Les Actions détenues au travers d’un système de compensation ou d’un Dépositaire doivent être consignées dans un compte ouvert au nom du porteur et peuvent être transférées d’un compte à un autre, conformément aux procédures habituelles pour le transfert de titres sous forme d’inscription en compte. Toutefois, la Société versera les dividendes, le cas échéant, ainsi que tout autre paiement en espèces, actions out autres titres, le cas échéant, uniquement au profit du système de compensation ou du Dépositaire inscrits dans le registre des actionnaires ou conformément aux instructions de ce système de compensation ou Dépositaire. Ce paiement déchargera complètement la Société de ses obligations à cet égard.

8.10.	Toutes les communications et avis à donner à un actionnaire inscrit sont réputés valablement faits s’ils sont faits à la dernière adresse communiquée par l’actionnaire à la Société conformément à l’Article 8.8 ou, si aucune adresse n’a été communiquée par l’actionnaire, au siège social de la Société ou à toute autre adresse que la société pourra inscrire dans le registre conformément à l’Article 8.8.

8.11.	Lorsque les Actions sont enregistrées dans le registre des actionnaires au nom ou pour le compte d’un système de compensation ou de l’opérateur d’un tel système et enregistrées comme des entrées dans les comptes d’un dépositaire professionnel ou de tout sous-dépositaire (tout dépositaire et tout sous-dépositaire sera désigné comme un « Dépositaire »), la Société – sous réserve d’avoir reçu du Dépositaire un certificat en bonne et due forme – permettra au Dépositaire de telles entrées en compte d’exercer les droits attachés aux Actions correspondant aux entrées en compte du porteur concerné, y compris de recevoir les convocations aux assemblées générales, l’admission et le vote aux assemblées générales et devra considérer le Dépositaire comme étant le porteur des Actions correspondant aux entrées en compte aux fins du présent Article 8 des présents Statuts. Le Conseil d’Administration peut déterminer les conditions de forme auxquelles ces certificats (ou tout autre document accepté par la Société) devront répondre et l’exercice des droits sur ces Actions pourra en outre être soumis aux règles et procédures internes du système de compensation.

8.12.	Toute personne tenue de déclarer la propriété d’Actions à l’Annexe 13D ou 13G conformément à la Règle 13d-1 ou à des changements de propriété conformément à la Règle 13d-2, chacune telle que promulguée par la Securities and Exchange Commission des États-Unis en vertu de la US Securities Exchange Act de 1934, telle que modifiée, doit notifier le Conseil d’Administration de la Société dans les plus brefs délais après toute acquisition ou cession soumise à déclaration, et en tout état de cause au plus tard à la date de dépôt de ladite Annexe 13D ou 13G, de la proportion d’Actions détenues par la personne concernée en conséquence de l’acquisition ou de la cession.

Article 9. Cession d’Actions

Les Actions sont librement cessibles conformément aux dispositions de la Loi, sous réserve de toutes restrictions contractuelles ou restrictions de cession en vertu des lois relatives aux valeurs mobilières applicables de toute juridiction à laquelle les Actions sont soumises.

Sans préjudice des conditions de cession par inscriptions en compte prévues à l’Article 8.10 des présent Statuts, toute cession d’Actions sera inscrite dans le registre des actions par une déclaration de cession inscrite au registre des actions, datée et signée par le cédant et le cessionnaire ou par leur(s) fondé(s) de pouvoir ainsi que conformément aux règles relatives aux cessions de créances définies à l’article 1690 du Code civil luxembourgeois. De plus, la Société peut accepter et inscrire dans le registre des actions toute cession mentionnée dans toute correspondance ou autre document établissant l’accord du cessionnaire et du cédant.

La propriété d’une Action emporte de plein droit acceptation des Statuts et des résolutions valablement adoptées par l’Assemblée Générale.

Une cession d’Actions en violation des dispositions des Statuts sera nulle.

Article 10. Incapacité, Décès, Suspension des Droits Civils, Faillite ou Insolvabilité d’un actionnaire

L’incapacité, le décès, la suspension des droits civils, la faillite, l’insolvabilité, la liquidation ou tout autre événement similaire affectant un ou plusieurs actionnaires n’entraîne pas la mise en liquidation de la Société.

CHAPITRE III. CONSEIL D’ADMINISTRATION, COMMISSAIRES

Article 11. Conseil d’Administration

La Société est gérée par un conseil d’administration (le « Conseil d’Administration »).

Le Conseil d’Administration sera composé de cinq (5) membres au moins (les « Administrateurs »), lesquels n’auront pas besoin d’être actionnaires de la Société.

Si et aussi longtemps que la Société ne comptera qu’un (1) actionnaire, le Conseil d’Administration pourra être composé d’un (1) seul Administrateur.

Chaque Administrateur sera élu par l’Assemblée Générale à la majorité simple des voix exprimés. L’Assemblée Générale déterminera le nombre d’Administrateurs et la durée de leur mandat. Les résolutions de l’Assemblée Générale approuvant la nomination d’un Administrateur nécessitent un vote séparé pour chaque candidat Administrateur.

La durée du mandat des Administrateurs nommés sera déterminée de manière à ne pas excéder la date de l’assemblée générale annuelle des actionnaires de la Société approuvant les comptes annuels du prochain exercice suivant leur nomination.

Chaque Administrateur est rééligible pour des mandats successifs et peut être révoqué à tout moment, avec ou sans motif, par résolution de l’Assemblée Générale.

En cas de vacance d’un poste au Conseil d’Administration, les Administrateurs restants peuvent élire par cooptation un nouvel Administrateur jusqu’à la prochaine Assemblée Générale, qui devra ratifier cette cooptation ou élire un nouvel Administrateur.

Article 12. Pouvoirs du Conseil d’Administration

Le Conseil d’Administration est investi des pouvoirs les plus étendus pour accomplir tous les actes nécessaires ou utiles à la réalisation de l’objet social de la Société.

Tous les pouvoirs qui ne sont pas expressément réservés par les Statuts ou par les Lois à l’Assemblée Générale ou au(x) Commissaire(s) (tel(s) que défini(s) ci-dessous) relèvent de la compétence du Conseil d’Administration.

Article 13. Délégation de Pouvoirs - Représentation de la Société

Le Conseil d’Administration peut déléguer la gestion journalière de la Société, ainsi que la représentation de la Société en ce qui concerne cette gestion, à une ou plusieurs personnes ou comités de son choix.

Le Conseil d’Administration pourra créer un ou plusieurs comités. La composition et les pouvoirs de ce(s) comité(s), les conditions de la nomination, de la révocation, de la rémunération et de la durée du mandat de ses membres, ainsi que ses(leurs) règle(s) de procédures seront déterminés par le Conseil d’Administration. Le Conseil d’Administration sera en charge de superviser les activités de ce(s) comité(s).

Le Conseil d’Administration peut aussi émettre d’autres mandats spéciaux, ou confier des tâches permanentes ou temporaires à une ou plusieurs personnes de son choix. De tels personnes exerceront les taches qui leurs sont confiées sous la supervision du Conseil d’Administration.

La rémunération et les autres avantages accordés au(x) personne(s) auxquelles la gestion journalière de la Société a été confiée devront être rapportés annuellement par le Conseil d’Administration à l’Assemblée Générale.

La Société sera engagée vis-à-vis des tiers par la signature individuelle de l’Administrateur unique ou par les signatures conjointes de trois (3) Administrateurs.

La Société sera également engagée vis-à-vis des tiers par la signature conjointe ou par la signature individuelle de toute(s) personne(s) à qui la gestion journalière de la Société a été déléguée, pour cette gestion journalière, ou par la signature conjointe ou par la signature individuelle de toute(s) personne(s) à qui un mandat spécial aura été émis, mais seulement dans les limites de ce mandat spécial.

Article 14. Réunions du Conseil d’Administration

Le Conseil d’Administration peut nommer parmi ses membres un président (le « Président »).

Le Conseil d’Administration se réunira sur convocation du Président ou de tout Administrateur conformément aux dispositions de cet Article 14.

Le Président présidera toutes les réunions du Conseil d’Administration, mais en son absence le Conseil d’Administration désignera un autre Administrateur comme président pour la réunion en question par un vote à la majorité des Administrateurs présents ou représentés à cette réunion.

Sauf en cas d’urgence ou avec l’accord préalable de tous ceux qui ont le droit d’y assister, dont il sera fait mention dans le procès-verbal de la réunion, une convocation écrite devra être transmise, quarante-huit (48) heures au moins avant la date prévue pour la réunion du Conseil d’Administration, par tout moyen de communication permettant la transmission d’un texte écrit. La convocation indiquera la date, l’heure et le lieu de la réunion ainsi que l’ordre du jour et la nature des affaires à traiter. Il pourra être renoncé à cette convocation par un accord correctement consigné de chaque Administrateur, dont il sera fait mention dans le procès-verbal de la réunion. Aucune convocation spéciale ne sera requise pour les réunions se tenant à des dates et des lieux déterminés préalablement par une résolution adoptée par le Conseil d’Administration.

Les réunions du Conseil d’Administration se tiendront au Grand-Duché de Luxembourg ou à tout autre endroit que le Conseil d’Administration pourra déterminer de temps à autre.

Tout Administrateur pourra se faire représenter aux réunions du Conseil d’Administration en désignant par un écrit, transmis par tout moyen de communication permettant la transmission d’un texte écrit, un autre Administrateur comme son mandataire. Tout Administrateur pourra représenter un ou plusieurs membres du Conseil d’Administration.

Le Conseil d’Administration ne pourra délibérer que si au moins la moitié (1/2) des Administrateurs en fonction est présente ou représentée.

Lorsque les règles d’une bourse de valeurs étrangère exigent qu’une réunion des administrateurs indépendants ait lieu au moins une fois par an, le quorum requis pour une réunion du Conseil d’Administration pourra être ignoré et tous les administrateurs indépendants devront être présents à cette réunion. Les administrateurs indépendants peuvent nommer un président pro tempore lors de ces réunions.

Les résolutions du Conseil d’Administration sont prises à la majorité des voix des Administrateurs présents ou représentés à cette réunion. Le Président n’aura pas de vote prépondérant en cas d’égalité des votes.

Les Administrateurs peuvent prendre part à une réunion par conférence téléphonique, visioconférence ou tout autre moyen de communication similaire permettant ainsi à plusieurs personnes y participant de communiquer simultanément les unes avec les autres sur une base continue. Une réunion tenue en utilisant de tels moyens de communication sera réputée être tenue au siège social de la Société.

Une résolution écrite, signée par tous les Administrateurs, transmise par tout moyen de communication permettant la transmission d’un texte écrit, est régulière et valable de la même manière que si elle avait été adoptée à une réunion du Conseil d’Administration dûment convoquée et tenue. Une telle résolution pourra être consignée dans un seul ou plusieurs écrits séparés ayant le mOme contenu et signés par un ou plusieurs Administrateurs. Une résolution écrite adoptée d’une telle manière est réputée avoir été adoptée au siège social de la Société.

Article 15. Résolutions du Conseil d’Administration

Les résolutions du Conseil d’Administration doivent être consignées par écrit.

Les procès-verbaux des réunions du Conseil d’Administration seront signés par le Président ou le président de la réunion ou par trois (3) Administrateurs.

Les copies ou les extraits des résolutions écrites ou les procès-verbaux, destinés à être produits en justice ou ailleurs, pourront être signés par l’Administrateur unique ou par trois (3) Administrateurs agissants conjointement.

En cas d’Administrateur unique, les résolutions seront consignées par écrit et signées par l’Administrateur unique.

Article 16. Rémunération et Dépenses

Sous réserve de l’approbation de l’Assemblée Générale, les Administrateurs peuvent recevoir une rémunération pour leur gestion de la Société et peuvent, de plus, être remboursés de toutes les dépenses que l’Administrateur concerné aurait exposées en relation avec la gestion de la Société.

Article 17. Conflits d’Intérêt

Si un Administrateur a, ou pourrait avoir, un intérêt de nature patrimoniale direct ou indirect dans une opération qui requière l’approbation du Conseil d’Administration, cet Administrateur devra en aviser le Conseil d’Administration et il ne pourra ni prendre part aux délibérations ni émettre un vote sur une telle opération.

Une telle opération et un tel intérêt d’Administrateur seront divulgués dans un rapport spécial à la première Assemblée Générale avant que toute autre résolution ne soit adoptée.

Dans l’hypothèse d’un Administrateur unique, il est fait mention dans un procès-verbal des opérations dans lesquelles l’Administrateur unique a un tel intérêt de nature patrimoniale direct ou indirect.

Lorsque, en raison d’une opposition d’intérêt, le nombre d’Administrateurs présents ou représentés requis pour un quorum valable n’est pas atteint, les Administrateurs peuvent déférer la résolution à l’Assemblée Générale.

Les dispositions des alinéas qui précèdent ne sont pas applicables lorsque l’opération en question tombe dans le cadre des opérations courantes de la Société et est conclue dans les conditions habituelles de marché.

Aucune opération entre la Société et toute autre partie ne sera affectée ou invalidée par le simple fait qu’un Administrateur (ou l’un de ses directeurs, gérants, fondés de pouvoir ou employés) est directeur, gérant, collaborateur, membre, associé, fondé de pouvoir ou employé de cette autre partie. Toute personne liée tel que décrit ci-dessus à toute société ou firme avec laquelle la Société contractera ou entrera autrement en relations d’affaires, ne devra pas en raison de cette affiliation, être automatiquement empêchêe de délibérer, de voter ou d’agir autrement sur une opération relative à de tels contrats ou transactions.

Les dispositions de cet article s’appliquent mutatis mutandis aux personnes auxquelles le Conseil d’Administration a délégué la gestion journalière de la Société, sauf si le Conseil d’Administration a délégué la gestion journalière de la Société à une personne unique, auquel cas la résolution sera alors déférée au Conseil d’Administration.

Article 18. Responsabilité des Administrateurs ; Indemnisation

Les Administrateurs ne sont pas tenus personnellement responsables des dettes ou des autres obligations de la Société. En tant que mandataires de la Société, ils sont responsables de l’exercice de leurs fonctions. Sous réserve des exceptions et limites prévues ci-dessous ainsi que des dispositions impératives de la loi, toute personne qui est, ou a été, Administrateur ou mandataire de la Société (et ses héritiers, exécuteurs testamentaires et administrateurs) devra être indemnisé par la Société, dans toute la mesure permise par la loi, pour toute responsabilité et toute dépense raisonnablement engagées ou payées par lui en rapport avec toute réclamation, action, poursuite ou procédure dans lesquelles il est impliqué en tant que partie ou pour être ou avoir été un administrateur ou un mandataire ou, à la demande de la Société, de toute autre société dont la Société est actionnaire ou créancière et par laquelle il n’a pas le droit d’être indemnisé, et pour les sommes payées ou engagées par lui dans le règlement de celles-ci. Les mots « demande », « action », « poursuite » ou « procédure » s’appliqueront à toutes les demandes, actions, poursuites ou procédures (civiles, pénales ou autres, y compris l’appel) actuelles ou menacées et les mots « responsabilité » et « dépenses » comprennent, sans limitation les frais d’avocat, les coûts, les jugements, les montants payés en transactions et autres passifs.

Aucune indemnisation ne sera due à tout Administrateur, mandataire ou actionnaire (i) contre toute responsabilité en raison de fautes intentionnelles, de mauvaise foi, de négligence grave ou d’une imprudence flagrante des tâches exécutées dans l’exercice de sa fonction, (ii) à l’égard de toute affaire dans laquelle il/elle aura été finalement condamné pour avoir agi de mauvaise foi et non dans l’intérêt de la Société ou (iii) dans le cas d’une transaction, à moins que la transaction ait été approuvée par un tribunal d’une juridiction compétente, ou par le Conseil d’Administration.

Le droit à indemnisation prévu ici est divisible, ne doit pas porter atteinte à tout autre droit auquel tout administrateur ou mandataire peut présentement ou postérieurement avoir droit et doit continuer pour une personne qui a cessé d’être un administrateur ou mandataire et bénéficiera aux héritiers, exécuteurs testamentaires et administrateurs d’une telle personne. Aucune de ces dispositions ne peut affecter ou limiter les droits à indemnisation dont le personnel de l’entreprise, y compris les administrateurs et mandataires, peuvent avoir droit par contrat ou autre moyen en vertu de la loi. La Société est expressément habilitée à fournir une indemnisation contractuelle et peut souscrire et maintenir une assurance pour tout membre du personnel de l’entreprise, y compris les administrateurs et dirigeants de la Société, à tout moment.

Article 19. Confidentialité

Même après la cessation de leur mandat ou fonction, tout Administrateur, de même que toute personne invitée à participer à une réunion du Conseil d’Administration, ne devra pas dévoiler des informations sur la Société dont la divulgation pourrait avoir des conséquences défavorables pour celle-ci, à moins que cette révélation ne soit exigée par (i) une disposition légale ou réglementaire applicable aux sociétés anonymes ou (ii) l’intérêt du public.

Article 20. Réviseurs

La vérification des comptes de la Société peut être confiée à un ou plusieurs commissaires (les « Commissaires »).

Dans les cas prévus par les Lois, la vérification des comptes de la Société doit être confiée à un ou plusieurs réviseurs d’entreprises agréés (les « Réviseurs »). Si un Réviseur est nommé, il n’est pas nécessaire qu’un Commissaire soit nommé.

Les Commissaires ou Réviseurs seront, le cas échéant, nommés par l’Assemblée Générale qui déterminera le nombre de Commissaires ou de Réviseurs et la durée de leur mandat. Le mandat de chacun d’entre eux peut être renouvelé. Sauf disposition contraire des Lois, ils peuvent être révoqués à tout moment, avec ou sans motif, par une résolution de l’Assemblée Générale.

CHAPITRE IV. ASSEMBLÉE GÉNÉRALE

Article 21. Pouvoirs de l’Assemblée Générale des actionnaires

L’assemblée générale des actionnaires (l’« Assemblée Générale ») exerce les pouvoirs qui lui sont dévolus par les Statuts et les Lois.

Article 22. Assemblée Générale Annuelle

Une Assemblée Générale annuelle sera tenue dans le Grand-Duché de Luxembourg dans les six (6) mois de la fin de l’exercice social précédent, sauf pour la première Assemblée Générale annuelle qui peut être tenue dans les dix-huit (18) mois de la constitution.

Article 23. Autres Assemblées Générales

Le Conseil d’Administration ou le(s) Commissaire(s) (s’il y en a) peuvent convoquer des Assemblées Générales (en plus de l’Assemblée Générale annuelle). De telles assemblées doivent être convoquées si des actionnaires représentant au moins dix pour cent (10%) du capital social de la Société le demandent.

Les Assemblées Générales, y compris l’Assemblée Générale annuelle se tiendront au siège social de la Société ou à tout autre endroit au Grand-Duché de Luxembourg et pourront se tenir à l’étranger, chaque fois que des circonstances de force majeure, appréciées souverainement par le Conseil d’Administration, le requièrent.

Article 24. Convocation des Assemblées Générales

Les actionnaires se réuniront après envoi d’une convocation conformément aux Lois qui indiquera la date, l’heure et le lieu de l’Assemblée Générale ainsi que l’ordre du jour et la nature des affaires à traiter lors de l’Assemblée Générale. L’ordre du jour d’une Assemblée Générale doit également, indiquer toutes les modifications proposées des Statuts et, le cas échéant, le texte des modifications relatives à l’objet social ou à la forme de la Société. Si les actions de la Société sont cotées sur une bourse étrangère, les exigences de cette bourse étrangère applicables à la Société doivent également être respectées.

Si les actions de la Société sont cotées sur une bourse de valeurs étrangère, tous les actionnaires de la Société (pour éviter tout doute, y compris tout actionnaire nominatif, tout Dépositaire et, sans préjudice des exigences de toute autre stipulation des présents statuts, tout porteur d’Actions) ont le droit d’être admis à toute Assemblée Générale des actionnaires, étant toutefois précisé que le Conseil d’Administration pourra déterminer une date et une heure antérieures à l’Assemblée Générale des actionnaires comme date d’enregistrement pour la participation à cette assemblée, qui ne pourra pas être inférieure à cinq (5) jours calendaires avant la date de cette assemblée (la « Date d’Enregistrement »).

Les actionnaires détenant individuellement ou collectivement au moins dix (10) pour cent du capital social de la Société, peuvent demander l’ajout d’un ou plusieurs nouveaux points à l’ordre du jour de l’Assemblée Générale. Ce droit s’exerce à la demande écrite des actionnaires adressée à la Société par lettre recommandée à l’adresse du siège social de la Société. Les demandes doivent inclure les détails demandés dans la convocation. Les demandes des actionnaires seront reçues par la Société au plus tard cinq (5) jours calendaires avant l’Assemblée Générale.

Article 25. Présence - Représentation

Chaque actionnaire est en droit de participer et de prendre la parole à toute Assemblée Générale.

Un actionnaire peut être représenté à toute Assemblée Générale par une autre personne (qui n’a pas besoin d’être elle-même actionnaire) désignée par écrit (transmis par tout moyen de communication permettant la transmission d’un texte écrit), en tant que mandataire par un actionnaire. Un mandataire peut représenter plus d’un (1) actionnaire.

Les actionnaires participant à une Assemblée Générale par conférence téléphonique, visioconférence ou tout autre moyen de communication permettant de les identifier, permettant à toute personne participant à cette assemblée de s’entendre mutuellement de manière continue, et permettant une participation effective de ces personnes à l’assemblée, sont réputés être présents pour le calcul du quorum et des voix, à la condition que ces moyens de communication soient mis à disposition au lieu de tenue de l’assemblée. Une Assemblée Générale tenue de cette manière est réputée avoir été tenue au siège social de la Société.

Article 26. Procédure

Toute Assemblée Générale est présidée par le Président ou, en l’absence du Président, par une personne désignée par le Conseil d’Administration, ou, faute d’une telle désignation, par une personne désignée par une résolution de cette Assemblée Générale.

Le président de l’Assemblée Générale désigne un secrétaire.

Par résolution de l’Assemblée Générale, un (1) scrutateur sera désigné parmi les personnes participant à l’Assemblée Générale.

Le président, le secrétaire et le scrutateur forment ensemble le bureau de l’Assemblée Générale en question.

A l’occasion de chaque Assemblée Générale, le Conseil d’Administration est habilité à prévoir les règles de délibération et les conditions permettant aux actionnaires de participer à l’assemblée que le Conseil d’Administration jugera appropriées.

Sauf en cas d’incompatibilité avec les règles et conditions telles qu’adoptées par le Conseil d’Administration, la personne qui préside l’Assemblée Générale aura le pouvoir et l’autorité de prescrire les règles et conditions supplémentaires et d’accomplir tous les actes tels que, selon le jugement de cette personne, sont appropriés pour le bon déroulement de la réunion. Ces règles et conditions, qu’elles soient adoptées par le Conseil d’Administration ou prescrites par la personne qui préside l’assemblée, peuvent inclure, dans chaque cas dans la mesure permise par la loi applicable :

(a)	déterminer l’ordre du jour de l’assemblée ;

(b)	les règles et procédures pour maintenir l’ordre à l’assemblée et la sécurité des personnes présentes ;

(c)	les limitations de la présence ou de la participation à l’assemblée des actionnaires inscrits, de leurs avocats dûment autorisés et constitués ou de toute autre personne que la personne qui préside l’assemblée déterminera ;

(d)	les restrictions à l’admission à l’assemblée après l’heure fixée pour son ouverture ; et

(e)	limitations du temps alloué aux questions ou commentaires des participants. Article 27. Prorogation

Article 27. Prorogation

Sans préjudice de la portée générale de l’Article 26 et quel que soit l’ordre du jour, le Conseil d’Administration peut proroger séance tenante toute Assemblée Générale conformément aux formalités et délais prévus par les Lois.

Cette prorogation annule automatiquement toute résolution déjà adoptée.

L’Assemblée Générale prorogée a le même ordre du jour que la première assemblée. Les Actions et les procurations déposées régulièrement en vue de la première assemblée restent valablement déposées pour la deuxième assemblée.

Article 28. Vote

Une liste de présence indiquant le nom de chaque actionnaire et le nombre d’Actions pour lesquelles ils votent est signée par chacun d’entre eux ou par leur mandataire avant l’ouverture des débats de l’Assemblée Générale.

Le Conseil d’Administration peut, à sa seule discrétion, autoriser chaque actionnaire à voter à une Assemblée Générale des actionnaires par correspondance au moyen d’un formulaire de vote envoyé par courrier, courrier électronique, télécopie ou tout autre moyen de communication au siège social de la Société ou à l’adresse mentionnée dans l’avis de convocation. Sous réserve d’une telle autorisation du Conseil d’Administration, les actionnaires peuvent uniquement utiliser les formulaires de vote par correspondance fournis par la Société et qui contiennent au moins le lieu, la date et l’heure de l’assemblée, l’ordre du jour de l’assemblée et le texte des résolutions proposées. Pour chaque proposition, le formulaire de vote doit contenir trois cases autorisant l’actionnaire à voter en faveur, contre, ou à s’abstenir de voter en cochant la case appropriée. Pour éviter tout doute, les actionnaires ne peuvent pas voter au moyen de formulaires de vote lorsque le Conseil d’Administration n’a pas autorisé cette méthode de vote pour une Assemblée Générale donnée.

Les formulaires de vote qui, pour une proposition de résolution, ne font pas apparaitre (i) un vote en faveur de la résolution proposée, (ii) un vote contre la résolution proposée ou (iii) une abstention de vote sur la résolution proposée, sont nuls en ce qui concerne cette résolution. Si un actionnaire vote au moyen d’un formulaire de vote, le formulaire de vote doit être déposé au siège social de la Société ou auprès d’un mandataire de la Société dûment autorisé à recevoir ces formulaires de vote. La Société ne prend en compte que les formulaires de vote reçus au plus tard trois (3) jours ouvrables avant la date de l’Assemblée Générale à laquelle ils se rapportent. Le Conseil d’Administration peut fixer un délai plus court pour la soumission des formulaires de vote.

Si un actionnaire vote par procuration, la procuration doit être déposée au siège social de la Société ou auprès d’un mandataire de la Société dûment autorisé à recevoir ces procurations. La Société ne prend en compte que les procurations reçues au plus tard trois (3) jours ouvrables avant la date de l’Assemblée Générale à laquelle elles se rapportent. Le Conseil d’Administration peut fixer un délai plus court pour la soumission des procurations.

Un détenteur d’actions détenues par l’intermédiaire d’un opérateur de système de règlement ou d’un Dépositaire souhaitant assister à une Assemblée Générale doit fournir à la Société un certificat émis par cet opérateur ou ce Dépositaire attestant du nombre d’actions inscrites sur le compte concerné à la Date d’Enregistrement. Ce certificat doit être fourni à la Société au plus tard trois (3) jours ouvrables avant la date de cette Assemblée Générale. Si ce détenteur d’actions vote par procuration, l’Article 28 des présents Statuts s’applique.

Les résolutions dont l’adoption n’est pas soumise aux conditions de quorum et de majorité exigées pour toute modification des Statuts, seront adoptées à la majorité simple des votes exprimés, indépendamment du nombre d’Actions représentées.

Pour les résolutions dont l’adoption est soumise aux conditions de quorum et de majorité exigées pour toute modification des Statuts, le quorum sera d’au moins la moitié (1/2) de toutes les Actions émises et en circulation et les résolutions seront adoptées par une majorité des deux tiers (2/3) des votes exprimés. Si ce quorum n’est pas atteint à la première assemblée, une deuxième assemblée pourra être convoquée et les résolutions seront adoptées, indépendamment du nombre d’Actions représentées, par une majorité des deux tiers (2/3) des votes exprimés.

Les résolutions de l’Assemblée Générale approuvant la nomination d’un Administrateur requièrent un vote séparé pour chaque candidat Administrateur.

Article 29. Procès-Verbaux

Les procès-verbaux des Assemblées Générales sont signés par les membres du bureau de l’Assemblée Générale et peuvent être signés par tous les actionnaires ou mandataires d’actionnaires qui en font la demande.

CHAPITRE V. EXERCICE SOCIAL, COMPTES ANNUELS, DISTRIBUTION DES BÉNÉFICES

Article 30. Exercice Social

L’exercice social de la Société commence le premier jour de juillet de chaque année et s’achève le dernier jour de juin de chaque année.

Article 31. Approbation des Comptes Annuels

À la clôture de chaque exercice social, Le Conseil d’Administration prépare les comptes annuels conformément aux Lois.

Les comptes annuels et/ou les comptes consolidés sont soumis à l’Assemblée Générale pour approbation.

Chaque actionnaire ou son représentant peut également consulter les comptes annuels de la Société au siège social de la Société.

Article 32. Distribution des Bénéfices

Sur les bénéfices annuels nets de la Société, il sera prélevé au moins cinq pour cent (5%) qui seront affectés, chaque année, à la réserve légale conformément aux Lois (la « Réserve Légale »). Cette affectation à la Réserve Légale cessera d’être obligatoire lorsque et aussi longtemps que la Réserve Légale atteindra dix pour cent (10%) du montant du capital social de la Société.

L’Assemblée Générale décidera de l’affectation du solde des bénéfices annuels nets après affectation à la Réserve Légale conformément au paragraphe précédent. Elle peut décider de verser la totalité ou une partie du solde à un compte de réserve ou de provision, en le reportant à nouveau ou en le distribuant avec les bénéfices reportés, les réserves distribuables ou les primes d’émission aux actionnaires, chaque Action donnant droit à une même proportion dans ces distributions.

Sous réserve des dispositions fixées par les Lois et conformément aux dispositions des deux paragraphes qui précèdent, le Conseil d’Administration peut décider du versement par la Société d’un acompte sur dividendes aux actionnaires. Le Conseil d’Administration déterminera le montant ainsi que la date de paiement de l’acompte sur dividendes.

Toute prime d’émission, prime assimilée ou réserve distribuable peut être librement distribuée aux actionnaires conformément aux dispositions de la Loi et aux présents Statuts.

CHAPITRE VI. DISSOLUTION, LIQUIDATION

Article 33. Dissolution, Liquidation

La Société peut être dissoute par une résolution de l’Assemblée Générale délibérant conformément aux conditions de quorum et de majorité exigées pour toute modification des Statuts.

En cas de dissolution de la Société, la liquidation sera réalisée par le Conseil d’Administration ou par toute autre personne (qui peut être une personne physique ou une personne morale), nommée par l’Assemblée Générale. L’Assemblée Générale déterminera également leurs pouvoirs et leurs émoluments (s’il y en a).

Après paiement de toutes les dettes et charges de la Société, et de tous les frais de liquidation, le boni net de liquidation sera réparti équitablement entre le(s) actionnaire(s) de manière à atteindre le même résultat économique que celui fixé par les règles relatives à la distribution de dividendes.

Si la Société a un (1) unique actionnaire, elle peut également être dissoute sans liquidation conformément à l’article 1865bis du Code civil luxembourgeois.

CHAPITRE VII. LOI APPLICABLE

Article 34. Loi Applicable

Toutes les matières qui ne sont pas régies par les Statuts seront réglées conformément aux Lois.

En cas de divergences entre le texte anglais et le texte français, la version anglaise primera.

Pour copie conforme des statuts coordonnés.

Luxembourg, le 15 juillet 2024

Maître Edouard DELOSCH, notaire de résidence à Luxembourg.